EX 99-1

Selected Financial Data The following table presents selected consolidated financial data, which should be read in conjunction with the Company's audited consolidated financial statements included in Amendment No.1 to the Company's Annual Report on Form 10-K/A for the year ended December 31,2002 filed on June 18,2003. The financial information for the years ended December 31, 2000 and 2001 and for the six months ended June 30,2002 has been restated. Common shareholders 'equity as of January 1,2000 also reflects adjustments relating to years prior to 2000. See Notes 3 and 21 to the audited consolidated financial statements for further information on the restatements. Note 21 is unaudited. The selected consolidated balance sheet as of December 31, 2000, 2001 and 2002 and the related statements of income and cash flow data for the years then ended are derived from audited consolidated financial statements included in Amendment No.1 to the Company's Annual Report on Form 10-K/A for the year ended December 31,2002 filed on June 18,2003. The selected consolidated balance sheet data as of June 30, 2003 and the selected income statement and cash flow data for the six-month periods ended June 30, 2002 and 2003 have been derived from interim unaudited consolidating financial statement schedules.

                                                     Year Ended December 31       Six Months Ended June 30
---------------------------------------         --------------------------------- ------------------------
$ in millions, except per share data            2000(1,2)    2001(3)        2002     2002 (4)    2003 (4)
---------------------------------------         ---------   ---------   ---------   --------- - ---------
                                                    (As Restated)                 (As Restated)
                                                ---------------------             -------------
Income Statement Data:
Operating revenues                              $ 1,632.8   $ 2,081.8   $ 1,804.3   $ 1,010.5   $   945.9
Operating income                                $   131.7   $   127.9   $   211.3   $   108.5   $   112.2
Income before extraordinary loss and
   cumulative effect of change in
   accounting principle                         $    72.0   $    59.3   $   114.0   $    58.1   $    59.8
Net income                                      $    72.0   $    52.7   $   114.0   $    58.1   $    59.8
Average common shares outstanding                    61.3        66.7        67.6        67.5        67.7
Fully diluted common shares outstanding              61.4        66.9        67.9        67.8        68.0
Basic earnings per share before
   extraordinary loss & cumulative
   effect of change in accounting principle     $    1.18   $    0.89   $    1.69   $    0.86   $    0.88
Basic earnings per share
   on common stock                              $    1.18   $    0.79   $    1.69   $    0.86   $    0.88
Diluted earnings per share before
   extraordinary loss & cumulative
   effect of change in accounting principle     $    1.17   $    0.89   $    1.68   $    0.86   $    0.88
Diluted earnings per share
   on common stock                              $    1.17   $    0.79   $    1.68   $    0.86   $    0.88
Dividends per share on common stock             $    0.98   $    1.03   $    1.07   $    0.53   $    0.55

Cash Flow Statement Data:
Cash flow from operations                       $    46.6   $   188.1   $   292.3   $   254.2   $   170.5
Capital expenditures, excluding AFUDC equity    $   164.3   $   239.7   $   218.7   $    93.3   $    99.9



                                                           At December 31          At June 30
-------------------------------------------     ---------------------------------  ----------
$ in millions                                      2000        2001        2002        2003
-------------------------------------------     ---------- ----------   ---------   ---------
                                                    (As Restated)
                                                ---------------------
Balance Sheet Data:
Cash & cash equivalents                         $    15.2   $    25.0   $    25.1   $    16.4
Net utility plant                               $ 1,556.7   $ 1,597.9   $ 1,648.1   $ 1,698.2
Total assets                                    $ 2,943.7   $ 2,878.7   $ 2,926.5   $ 2,820.2
Short-term borrowings                           $   759.9   $   383.3   $   399.5   $   390.6
Current maturities of long-term debt            $     0.2   $     1.3   $    39.8   $       -
Long-term debt subject to tender                $    53.7   $    11.5   $    26.6   $       -
Long-term debt, net                             $   632.0   $ 1,014.0   $   954.2   $   980.9
Minority interest                               $     1.4   $     1.4   $     1.9   $     0.3
Redeemable preferred stock                      $     8.1   $     0.5   $     0.3   $     0.2
Common shareholders' equity                     $   733.4   $   839.3   $   869.9   $   899.0


(1) Merger and integration related costs incurred for the year ended December 31, 2000 totaled $41.1 million. These costs relate primarily to transaction costs, severance and other merger and acquisition integration activities. As a result of merger integration activities, management identified certain information systems to be retired in 2001. Accordingly, the useful lives of these assets were shortened to reflect this decision, resulting in additional depreciation expense of approximately $11.4 million for the year ended December 31, 2000. In total, merger and integration related costs incurred for the year ended December 31, 2000 were $52.5 million ($36.8 million after tax).

(2)  Reflects two months of results of the Ohio operations.

(3) Merger and integration related costs incurred for the year ended December 31, 2001 totaled $2.8 million. These costs relate primarily to transaction costs, severance and other merger and acquisition integration activities. As a result of merger integration activities, management retired certain information systems in 2001. Accordingly, the useful lives of these assets were shortened to reflect this decision, resulting in additional depreciation expense of approximately $9.6 million for the year ended December 31, 2001. In total, merger and integration related costs incurred for the year ended December 31, 2001 were $12.4 million ($8.0 million after tax).

     In 2001 we also incurred restructuring charges of $19.0 million ($11.8 million after tax) relating to employee severance, related benefits and other employee related costs, lease termination fees related to duplicate facilities, and consulting and other fees.

(4) Cash flow from operations for the six months ended June 30, 2002 includes cash flow provided by changes in working capital accounts of $140.5 million compared to cash flow provided by changes in working capital accounts for the six months ended June 30, 2003 of $38.5 million.